Exhibit 99.1

PRESS RELEASE

	Contacts:	Robert McPherson
Sr. Vice President, CFO
FOR IMMEDIATE RELEASE		Metals USA Holdings Corp.
954-233-1104

METALS USA REPORTS 2009 YEAR-END RESULTS

February 1, 2010 – FORT LAUDERDALE, FLORIDA – Metals USA Holdings Corp. today announced its results for the quarter and year ended December 31, 2009. The Company recorded net sales for the fourth quarter 2009 of $245.3 million, compared to $456.4 million recorded during the fourth quarter 2008. Adjusted EBITDA (as defined in the attached table), a non-GAAP financial measure used by Metals USA and its creditors to monitor the performance of the business, was $11.5 million for the quarter ended December 31, 2009 compared to fourth quarter 2008 adjusted EBITDA of $19.1 million. Fourth quarter 2009 net loss was $4.4 million compared to a fourth quarter 2008 net loss of $7.0 million. For the 2009 fiscal year the Company’s net income was $3.5 million versus net income for fiscal 2008 of $72.6 million.

Lourenco Goncalves, the Company’s Chairman, President and C.E.O., stated: “Last year’s market conditions allowed us to demonstrate our ability to efficiently manage our working capital needs in a declining steel pricing environment. In addition to inventory reduction initiatives, we also implemented significant permanent cost-cutting actions and made opportunistic debt repurchases at discounted prices, thereby allowing us to pay down a meaningful portion of our outstanding debt.” Mr. Goncalves added: “We are pleased to have shown that our service center business model works both when the economy is doing well as in 2008, or poorly like last year. We see the current business environment with rising steel prices and longer mill lead times as positive indications that market fundamentals are already improving in 2010.”

The Company had $75.0 million drawn under its asset based loan facility (“ABL Facility”) at December 31, 2009, with excess availability of $122.9 million. Total liquidity,

defined as excess availability plus cash, was $128.9 million at December 31, 2009. Net debt of $462.3 million at year end was $315.2 million lower than net debt of $777.5 million on December 31, 2008 due primarily to a decrease in working capital needs and debt repurchases. Total debt of $468.3 million at December 31, 2009 consisted of outstanding advances under the ABL Facility in the amount of $75.0 million, outstanding 11 1/8% Senior Secured Notes in the amount of $226.3 million, outstanding Senior Floating Rate Toggle Notes due 2012 (“PIK Toggle Notes”) of $161.1 million, and $5.9 million of other long term debt. Capital expenditures for 2009 were $4.1 million. Net cash provided by operating activities during 2009 was $243.9 million.

The Company recognized depreciation and amortization expenses during the fourth quarter 2009 of $4.7 million and $18.9 million for the twelve months ended December 31, 2009. Interest expense for the quarter was $13.0 million, which included $3.1 million of interest on the Company’s PIK Toggle Notes that was paid entirely in kind (“PIK Interest”). For the twelve months ended December 31, 2009 the Company paid cash interest in the amount of $41.0 million. Operating income (loss), the GAAP measure that we believe is most comparable to Adjusted EBITDA, was $5.2 million for the fourth quarter 2009 and ($22.1) million for fiscal year 2009 compared to $7.4 million and $206.4 million for the same periods, respectively, in 2008.

Metals USA has scheduled a conference call for Monday, February 1, 2010 at 10:00 a.m. Eastern Time. Anyone interested in hearing the call live may gain access via the Company’s website. A replay of the call will be available approximately two hours after the live broadcast ends and will be available until approximately March 1, 2010. To access the replay, dial (888) 203-1112 and enter the pass code 8317146.

Metals USA provides a wide range of products and services in the heavy carbon steel, flat-rolled steel, non-ferrous metals, and building products markets. For more information, visit the Company’s website at www.metalsusa.com. The information contained in this release is limited and the Company encourages interested parties to read the Company’s historical Forms 10-K and 10-Q which are on file with the Securities and Exchange Commission for more complete historical information about the Company. Additionally, copies of the Company’s filings with the Securities and Exchange Commission, together with press releases and other information investors may find of benefit, can be found at the Company’s website at www.metalsusa.com under “Investor Relations.”

This press release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the Company’s control which may cause the actual results, performance or achievement of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those disclosed in the Company’s historic periodic filings with the Securities and Exchange Commission.

-Tables follow-

Metals USA Holdings Corp.

Unaudited Consolidated Statements of Operations

(In millions)

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2009	2008	2009	2009	2008

Revenues:
Net sales	$245.3	$456.4	$255.4	$1,098.7	$2,156.2
Operating costs and expenses:
Cost of sales (exclusive of operating and delivery, and depreciation and amortization shown below)	187.7	367.0	185.9	890.1	1,612.9
Operating and delivery	29.2	41.5	31.6	126.7	186.1
Selling, general and administrative	18.5	30.3	20.5	85.1	126.8
Depreciation and amortization	4.7	5.1	4.7	18.9	21.3
Gain on sale of property and equipment	—	—	—	—	(2.4)
Impairment of assets		5.1			5.1

Operating income (loss)	5.2	7.4	12.7	(22.1)	206.4
Other (income) expense:
Interest expense	13.0	22.5	14.0	63.5	87.9
Gain on extinguishment of debt	(3.0)	—	(0.7)	(92.1)	—
Other (income) expense, net	0.5	(0.4)	—	0.2	(0.2)

Income (loss) before income taxes	(5.3)	(14.7)	(0.6)	6.3	118.7
Provision (benefit) for income taxes	(0.9)	(7.7)	1.2	2.8	46.1

Net income (loss)	$(4.4)	$(7.0)	$(1.8)	$3.5	$72.6

Metals USA Holdings Corp.

Unaudited Consolidated Balance Sheets

(In millions, except share amounts)

	December 31, 2009	December 31, 2008

Assets

Current assets:
Cash and cash equivalents	$6.0	$166.7
Accounts receivable, net of allowance of $6.3 and $8.8, respectively	131.5	189.3
Inventories	216.0	422.6
Deferred income tax asset	14.5	23.6
Prepayments and other	6.5	6.5

Total current assets	374.5	808.7
Property and equipment, net	183.4	190.1
Assets held for sale	—	1.8
Intangible assets, net	8.4	13.6
Goodwill	45.6	49.9
Other assets, net	15.9	24.1

Total assets	$627.8	$1,088.2

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$56.4	$47.2
Accrued liabilities	38.9	60.9
Current portion of long-term debt	0.1	1.6

Total current liabilities	95.4	109.7
Long-term debt, less current portion	468.2	942.6
Deferred income tax liability	84.8	62.2
Other long-term liabilities	23.1	24.7

Total liabilities	671.5	1,139.2

Commitments and contingencies
Stockholders’ deficit:
Common stock, $.01 par value, 30,000,000 shares authorized, 14,673,023 and 14,077,500 issued and outstanding at December 31, 2009 and December 31, 2008, respectively	0.1	0.1
Additional paid-in capital	7.6	6.4
Retained deficit	(51.0)	(54.5)
Accumulated other comprehensive loss	(0.4)	(3.0)

Total stockholders’ deficit	(43.7)	(51.0)

Total liabilities and stockholders’ deficit	$627.8	$1,088.2

Metals USA Holding Corp.

Unaudited Consolidated Statements of Cash Flows

(In millions)

	Twelve Months Ended December 31,
	2009	2008

Cash flows from operating activities:
Net income	$3.5	$72.6
Adjustments to reconcile net income to net cash provided by operating activities:
(Gain) loss on sale of property and equipment	—	(2.4)
Impairment of assets	—	5.1
Provision for bad debts	2.9	3.1
Depreciation and amortization	21.2	23.6
Gain on extinguishment of debt	(92.1)	—
Amortization of debt issuance costs and discounts on long-term debt	5.1	6.0
Deferred income taxes	32.1	(3.1)
Stock-based compensation	0.4	1.1
Non-cash interest on PIK option	21.0	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	54.9	4.4
Inventories	206.6	(12.8)
Prepayments and other	—	0.4
Accounts payable and accrued liabilities	(11.0)	(27.9)
Other operating	(0.7)	8.3

Net cash provided by operating activities	243.9	78.4

Cash flows from investing activities:
Sale of assets	0.5	9.5
Purchases of assets	(4.1)	(12.2)
Port City Metals Services contingent earn-out payment	—	(5.0)
Acquisition costs, net of cash acquired	(4.2)	—

Net cash used in investing activities	(7.8)	(7.7)

Cash flows from financing activities:
Borrowings on credit facility	119.0	1,056.0
Repayments on credit facility	(412.0)	(968.5)
Repayments of long-term debt	(105.9)	(2.4)
Deferred financing costs	—	(2.7)
Exercise of stock options	2.7	—
Other financing	(0.6)	—

Net cash provided by (used in) financing activities	(396.8)	82.4

Net (decrease) increase in cash and cash equivalents	(160.7)	153.1
Cash and cash equivalents, beginning of period	166.7	13.6

Cash and cash equivalents, end of period	$6.0	$166.7

Metals USA Holdings Corp.

Unaudited Supplemental Segment and Non-GAAP Information

(In millions, except shipments)

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2009	2008	2009	2009	2008

Segment:

Flat Rolled and Non-Ferrous:
Net sales	$116.7	$187.9	$115.5	$490.7	$882.9
Operating income (loss)	$6.8	$6.1	$8.9	$16.5	$78.2
Depreciation and amortization	$1.6	$1.7	$1.7	$6.9	$7.1
EBITDA (1)	$8.4	$7.8	$10.6	$23.4	$85.3
Adjusted EBITDA (2)	$8.4	$7.8	$10.6	$23.4	$85.3
Shipments (3)	105	118	107	435	601

Plates and Shapes:
Net sales	$109.9	$246.1	$115.8	$523.0	$1,161.2
Operating income (loss)	$3.0	$15.7	$7.9	$(14.8)	$170.7
Depreciation and amortization	$2.6	$2.3	$2.5	$9.8	$9.2
EBITDA (1)	$5.6	$18.0	$10.4	$(5.0)	$179.9
Adjusted EBITDA (2)	$5.6	$18.0	$11.1	$(4.2)	$179.9
Shipments (3)	115	165	113	485	837

Building Products:
Net sales	$20.2	$25.7	$26.1	$93.2	$126.0
Operating income (loss)	$(1.3)	$(2.7)	$1.2	$(3.9)	$(9.1)
Depreciation and amortization (5)	$0.7	$0.4	$0.9	$2.8	$2.9
EBITDA (1)	$(0.6)	$(2.3)	$2.1	$(1.1)	$(6.2)
Adjusted EBITDA (2)	$0.1	$(2.3)	$2.3	$0.2	$(2.2)
Shipments (3)	—	—	—	—	—

Corporate and other:
Net sales	$(1.5)	$(3.3)	$(2.0)	$(8.2)	$(13.9)
Operating loss	$(3.3)	$(11.7)	$(5.3)	$(19.9)	$(33.4)
Depreciation and amortization	$0.4	$1.0	$0.4	$1.7	$4.4
EBITDA (1)	$(2.9)	$(10.7)	$(4.9)	$(18.2)	$(29.0)
Adjusted EBITDA (2)	$(2.6)	$(4.4)	$(4.3)	$(16.6)	$(20.9)
Shipments (3) (4)	(1)	(2)	(2)	(7)	(10)

Consolidated:
Net sales	$245.3	$456.4	$255.4	$1,098.7	$2,156.2
Operating income (loss)	$5.2	$7.4	$12.7	$(22.1)	$206.4
Depreciation and amortization (5)	$5.3	$5.4	$5.5	$21.2	$23.6
EBITDA (1)	$10.5	$12.8	$18.2	$(0.9)	$230.0
Adjusted EBITDA (2)	$11.5	$19.1	$19.7	$2.8	$242.1
Shipments (3)	219	281	218	913	1,428

(1)	EBITDA is the summation of Operating income (loss) and Depreciation and amortization. We believe that EBITDA is commonly used as a measure of performance for companies in our industry and is frequently used by analysts, investors, lenders and other interested parties to evaluate a company’s financial performance and its ability to incur and service debt. EBITDA should not be considered as a measure of financial performance under accounting principles generally accepted in the United States. The items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of operating performance or a measure of liquidity.
(2)	Adjusted EBITDA, as contemplated by our credit documents, is used by our lenders for debt covenant compliance purposes. Adjusted EBITDA is EBITDA adjusted to eliminate management fees to related parties, one-time, non-recurring charges related to the use of purchase accounting, and other non-cash income or expenses, which are more particularly defined in our credit documents and the indentures governing our notes.
(3)	Unaudited and is expressed in thousands of tons. Not a meaningful measure for Building Products.
(4)	Negative net sales and shipment information represent the elimination of intercompany transactions.
(5)	Includes depreciation expense recorded in cost of sales.

EBITDA and Adjusted EBITDA Non-GAAP Measures, Reconciliations and Explanations

EBITDA represents net income before interest, income taxes, depreciation and amortization. Adjusted EBITDA (as defined by the loan and security agreement governing the ABL facility and the indentures governing our notes) is defined as EBITDA further adjusted to exclude certain non-cash, non-recurring and realized (or in the case of the indentures, expected) future cost savings directly related to prior acquisitions. EBITDA and Adjusted EBITDA are not defined terms under GAAP. Neither EBITDA nor Adjusted EBITDA should be considered an alternative to operating income or net income as a measure of operating results or an alternative to cash flow as a measure of liquidity.

There are material limitations associated with making the adjustments to our earnings to calculate EBITDA and Adjusted EBITDA and using these non-GAAP financial measures as compared to the most directly comparable GAAP financial measures. For instance, EBITDA and Adjusted EBITDA do not include:

•	interest expense, and because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate revenue;

•	depreciation and amortization expense, and because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue; and

•	income tax expense, and because the payment of taxes is part of our operations, tax expense is a necessary element of our costs and ability to operate.

We present EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by our investors and other interested parties, as well as by our management, in the evaluation of companies in our industry, many of which present EBITDA when reporting their results. In addition, EBITDA provides additional information used by our management and board of directors to facilitate internal comparisons to historical operating performance of prior periods. Further, management believes EBITDA facilitates their operating performance comparisons from period to period because it excludes potential differences caused by variations in capital structure (affecting interest expense), tax positions (such as the impact of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting depreciation expense).

We believe that the inclusion of supplemental adjustments to EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors about the performance of the business, and we are required to reconcile net income to Adjusted EBITDA to demonstrate compliance with debt covenants. Management uses Adjusted EBITDA as a key indicator to evaluate performance of certain employees.

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2009	2008	2009	2009	2008
	(In millions)

Operating income (loss)	$5.2	$7.4	$12.7	$(22.1)	$206.4
Depreciation and amortization (1)	5.3	5.4	5.5	21.2	23.6

EBITDA	10.5	12.8	18.2	(0.9)	230.0
Indenture defined adjustments to EBITDA:
Facility closure and severance costs	0.6	—	1.1	2.1	4.0
Stock options and grant expense	0.1	0.2	0.1	0.4	1.1
Management fees and other costs	0.3	1.0	0.3	1.2	1.9
Impairment of assets	—	5.1	—	—	5.1

Adjusted EBITDA	$11.5	$19.1	$19.7	$2.8	$242.1

(1)	Includes depreciation expense recorded in cost of sales for the Building Products Group.